Exhibit 10.3

Index License Agreement

by and between

Solactive AG

Guiollettstr. 54

60325 Frankfurt am Main

— hereinafter referred to as “Solactive” —

and

WGC USA Asset Management Company, LLC

685 Third Avenue, Suite 2702

New York, NY 10075

— hereinafter referred to as “Licensee” —

jointly referred to hereinafter as “Parties” —

Content

§ 1 Index Calculation	3
§ 2 Dissemination of Indices	4
§ 3 Rights in Indices and Index Prices	5
§ 4 Obligations of Parties regarding calculated Indices	5
§ 5 Issuer’s Statement	5
§ 6 Trade Mark Rights	6
§ 7 Obligations of Solactive	7
§ 8 Limitation of Liability	7
§ 9 Remuneration	8
§ 10 Taxes	10
§ 11 Term of agreement	10
§ 12 Termination of agreement	11
§ 13 Transfer of Solactive’ Rights and Obligations to a Third Party	11
§ 14 Transfer of Duties to Third Parties	11
§ 15 Confidentiality	12
§ 16 Contact	13
§ 17 Final Provisions	14
Addendum 1 Order Schedule	15
Addendum 2 CUSIP	17
Addendum 3 SEDOL	18

§ 1 Index Calculation; License Grant

1.	Subject to the provisions of this agreement Solactive will continually calculate the Indices set out in the relevant Order Schedule and will continually maintain and disseminate them from (and including), in each case, the relevant Index calculation start date.

2.	Solactive shall use its best efforts to ensure that the Indices are calculated and maintained correctly. Except as otherwise provided for in this agreement or any Order Schedule, Solactive is responsible for any third-party fees related to its calculation and maintenance of the Indices, including any such fees for Index Data (as defined below).

3.	Solactive shall also post the current Index composition (Index name, elements and weighting) of certain Indices on the Internet at its due discretion.

4.	Solactive shall maintain the Indices in accordance with the Index guidelines.

5.	Solactive shall use the criteria for compiling and calculating the Indices, and the weighting and the calculation formula set out in the respective Index guidelines.

6.	Solactive is entitled to develop Index guidelines providing information on the Indices for investors and other third parties and to publish such guidelines on its websites. Solactive shall consult Licensee if it wants to add material changes to its guidelines.

7.	If there should be unforeseeable circumstances which necessitate an extraordinary Index adjustment, Solactive shall prepare the adjustment taking account of the stipulations of the Index guideline.

8.	Notwithstanding the foregoing, Solactive shall not exercise its rights to post, publish, or otherwise distribute information described above to the extent such posting, publication, or other distribution would, or would reasonably be expected to, undermine the Licensee’s: (a) exclusive rights granted hereunder or (b) subject the Licensee to potential liability.

9.	Solactive hereby grants to the Licensee, a non-transferable (except pursuant to §13), worldwide, exclusive right and license in relation to collective investment vehicles to:

a.	use, publish in a non-commercial way the Indices, including any published methodology, Index guidelines, performance data, index levels, and any additional data/information identified on an applicable Order Schedule (collectively “Index Data”), to create, issue and launch the Licensee’s investment products and use the Index Data in marketing materials and authorize service providers, agents and custodians to do so (such products, including those sponsored or advised by the Licensee, are collectively referred to herein as“Investment Products”);

b.	use and refer to Solactive’s applicable names, trademarks, and/or service marks (collectively the “Solactive Marks”) as reasonably necessary to: (i) create, issue, launch, and market the Investment Products, including to identify and describe Solactive’s role with respect to the Indices, and/or (ii) otherwise to exercise its rights and perform its obligations under this Agreement and the applicable Order Schedules; and

c.	use the applicable Indices (including the Index Data) to: (i) create derivative data from the applicable Indices and Index Data for use with the Investment Products (collectively “Derived Data”), and (ii) publish the applicable Indices and Derived Data on Licensee’s website(s) relating to the applicable Investment Products.

d.	For clarity, the licenses granted in § 1(9) may be sublicensed by the Licensee to: (i) the Licensee’s affiliates if and as long as the affiliates are in the development and maintenance of the relevant Investment Products, and (ii) the Licensee’s and/or its affiliates’ applicable Third-party Service Providers as defined in addendum 2; provided however, that any such service providers are acting for the benefit of the Licensee and/or its affiliates. The licenses granted in § 1(9) shall be exclusive to the Licensee, meaning that neither Solactive nor any of its affiliates shall create, issue, launch, or market any collective investment vehicle based on any of the Indices, and/or license any of the Indices to any affiliate or third party for the purpose of creating or issuing any collective investment vehicle. Such exclusivity shall be perpetual, and shall survive expiration or termination of this agreement for any reason. Licensee’s exclusivity shall not be construed to limit Solactive’s ability to license the Solactive Marks to third parties with respect to other Solactive indices (i.e., other than the Indices), and any products based on such other indices.

§ 2 Dissemination of Indices

1.	Solactive is entitled and obliged to include and distribute the Indices in a market data dissemination. Dissemination of the Indices entails the prices of the Indices (hereinafter “Index Prices”) and the name of the Index. Solactive shall stipulate the technical format of Dissemination and may modify this as required at its own discretion without prior coordination with the Licensee.

2.	To the extent that Indices and the Index Prices of the Licensee which have been disseminated via price marketing activities are used by the contractual Parties to the Market Price Dissemination Agreements or third parties in breach of the provisions of the Price Marketing Agreement for Vendors and Re-vendors this shall not give rise to any claims on the part of the Licensee against Solactive. If Solactive becomes aware of any abuse, it will however endeavour to prohibit it as soon as possible.

3.	Any revenue obtained from the market price dissemination of the Indices and the Index Prices shall inure solely to Solactive.

§ 3 Rights in Indices and Index Prices

1.	Except as expressly permitted herein, the Licensee may not disseminate Indices and Index Prices itself via Vendors or disseminate non-public information provided to it by Solactive internally or externally or grant third parties access to such information. The Licensee is permitted to use and name the Indices in marketing materials and on its own website and to issue financial products, particularly exchange traded funds, linked to the Indices.

2.	As far as commercially reasonable, the Licensee shall make the following statement at the beginning (or other substantially similar placement) of any written or electronic use of one of the Indices: “Index calculated by Solactive AG”. This may take the form of a clearly marked footnote.

3.	At the request of Solactive the Licensee shall provide evidence that the aforementioned obligations have been fulfilled. Except as may be covered by Solactive’s indemnification obligations in § 7(2), the Licensee shall indemnify and hold harmless Solactive for any claims which may be asserted against Solactive by third parties in connection with the use of the Indices or Index Prices in the context of the dissemination pursuant to § 3(1) or the publication pursuant to § 1(9)(a).

§ 4 Obligations of Parties regarding calculated Indices

1.	As far as is possible and can reasonably be expected each Party shall provide the other on request with all information available to it on the Indices. This obligation to provide information is limited to information and Index Data which are publicly available. In particular it does not include information and data which are classified as operating or business secrets of the Parties or for which one Party is obliged to observe confidentiality for other reasons.

2.	The calculations of the Indices are generated automatically and only monitored by an employee of Solactive during the trading hours of the Stuttgart Stock Exchange (Baden-Württembergische Wertpapierbörse), however at most between 09:00 a.m. to 8:00 p.m. CET. At all other times the calculations are generated automatically without being monitored by a Solactive employee.

3.	If Solactive notices that it has made an error in calculating the Index it shall notify the Licensee without undue delay through the usual information channels and, as far as necessary, shall notify the Licensee without undue delay of any necessary corrections.

§ 5 Issuer’s Statement

1.

The Licensee’s regulatory and promotional materials shall under no circumstance give the impression that the Investment Products issued are issued by Solactive. When relevant, these materials shall include the following text or at least material components thereof: “The financial instrument is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by Solactive AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in this financial instrument.”

2.	The Licensee and not Solactive is responsible for fulfilling the legal requirements concerning the accuracy and completeness of a securities prospectus for the Investment Products permitted hereunder.

§ 6 Trade Mark Rights

1.	The name of the Indices shall be as set forth in the applicable Order Schedule. The Licensee warrants that it is the owner of the trade marks specified in the relevant Order Schedule (collectively, the “Licensee Marks”) or that is granted sufficient rights of use in the trade marks to implement this agreement including the right to grant rights to Solactive as provided for in this agreement.

2.	The Licensee hereby grants Solactive for the term of the agreement the non-exclusive and non-transferable right to use the Licensee Marks listed in the relevant Order Schedule subject to the provisions of this agreement and to extend necessary to fulfil its obligations under this agreement. Solactive acknowledges and agrees that Licensee owns (and shall retain) all right, title, and interest in and to the Licensee Marks, and that any use of the Licensee Marks by Solactive and any associated goodwill will inure solely to the Licensee’s benefit. Solactive will not itself (and will not permit any affiliate or any third party to) register any Licensee Mark or any confusingly similar marks or domain names, or any variation or extension of them, anywhere in the world.

3.

Solactive agrees only to use the Licensee Marks listed in the relevant Order Schedule in their registered form, and/or in the form set forth in the relevant Order Schedule. All items or materials bearing the Licensee Marks produced or distributed by Solactive, and any activities conducted by Solactive in connection with the Licensee Marks shall be maintained at a level of quality reasonably acceptable to the Licensee, and Solactive shall use the Licensee Marks in compliance with all applicable laws, rules, and regulations, and standards of quality at least comparable to those of Licensee immediately before the effective date of this agreement, as well as any other quality standards that Licensee may from time to time reasonably impose with respect to the display of and nature of activities associated with the Licensee Marks. Any new use (i.e., any proposed use of the Licensee Marks that has not been previously approved by the Licensee) will require the Licensee’s prior written approval. Solactive shall submit any such request for approval in writing to the Licensee at the contact information set forth in § 16 below. The Licensee shall have ten (10) business days after receiving all requested information to approve or reject the proposed use. If the proposed use is neither approved nor rejected within such period, the proposed use shall be deemed rejected. Any subsequent use of the Licensee Marks that does not materially differ from a previously approved use shall not require additional express approval by the Licensee. Upon written request by the Licensee, Solactive shall deliver to the Licensee, representative samples of each item using the Licensee Marks. If the Licensee reasonably determines that Solactive fails to maintain a consistent and appropriate level of quality in accordance with the terms of this agreement, then Licensee may request that Solactive take reasonable steps to remedy any such deficiencies and Solactive shall promptly comply with such requests.

4.	As far as technically possible, Solactive shall post a license statement of the Licensee Marks listed in the relevant Order Schedule at the beginning of any written or electronic use. Unless specific circumstances make a different procedure more appropriate the license statement shall take the form of the ® symbol and a footnote explaining that the trade mark is a registered trade mark of the Licensee or a third party, as applicable. If a particular Index consists of trade marks which have different owners it is sufficient for the “®” symbol to be used once only at the end of the full name provided that the footnote makes it clear that there is more than one trade mark owner.

5.	The Licensee shall indemnify, defend, and hold Solactive harmless from and against any claims which may be filed against Solactive by third parties with regard to Solactive’s use of the Licensee Marks listed in the relevant Order Schedule in as far as these are used by Solactive in accordance with the provisions of this agreement and to the extent necessary to fulfil its obligations under this agreement.

§ 7 Obligations of Solactive

1.	Solactive shall fulfil its contractual obligations, in particular calculation of the Indices with the care of a prudent businessman and dissemination of such indexes. Solactive shall only be liable for direct or indirect losses particularly those arising from incorrect calculation and dissemination of the Indices as provided for under § 8.

2.	Solactive shall indemnify, defend, and hold the Licensee and its applicable affiliates and sublicensees harmless against any claims which may be filed against any of them by third parties with regard to the use of the Indices, the Index Data, the Index guidelines, and/or the Solactive Marks in as far as these are used by the Licensee and its affiliates, sublicensees, and/or service providers in accordance with the provisions of this agreement.

§ 8 Limitation of Liability

1.	Solactive has unlimited liability for injury to life, body or health; and losses incurred by the Licensee caused by intent and gross negligence. Neither Party shall be liable to the other Party for any losses to the other Party caused by simple negligence. The Parties agree that incorrect calculation by Solactive of the Index as a result of negligence shall merely constitute simple negligence as opposed to gross negligence unless in an individual case the Licensee proves that the incorrect calculation was the result of gross negligence.

2.	Nothing in this agreement excludes or limits Solactive’s liability to the extent that any applicable law precludes or prohibits any exclusion or limitation of liability. Except in connection with each Party’s indemnification obligations hereunder, neither Party shall be liable to the other Party for any indirect or consequential damages, including, but not limited to, lost time, lost money, lost profits or good-will, whether in contract, tort, strict liability or otherwise, and whether or not such damages are foreseen or unforeseen.

3.	Each Party’s claims for compensation shall be time barred after one year, except in the case of liability owing to intent. The limitation period shall begin at the end of the year in which the claim arose and the Party bringing the claim gains knowledge of the circumstances giving rise to the claim or would have gained knowledge thereof had it not been committing gross negligence.

4.	Neither Party shall be liable for losses incurred by the other Party owing to force majeure, unrest, war and natural occurrences or other events for which it is not responsible (e.g. strikes, lock-outs, disruption to transport, orders issued by domestic and foreign authorities not caused by culpable conduct) or disruptions to technical installations such as the IT system which have not been caused by culpable conduct. Force majeure shall also include computer viruses or attacks on IT systems by hackers provided that suitable precautionary measures have been taken and the Party claiming force majeure did not act in a culpable manner in making the virus or hacker attack possible.

5.	Each Party shall take all commercially reasonable steps to mitigate the losses and damages it incurs in relation to any claim or action which it brings against the other Party. A breach of this duty may lead to a reduction of the claim for damages of the Party bringing the claim against the other Party.

6.	Except as may be covered by Solactive’s indemnification obligations in §7(2): (a) Solactive does not accept liability for losses of any type whatsoever caused to the Licensee or third parties in connection with the issue, marketing, quoting, trade or advertising of the Investment Products issued by the Licensee, and (b) the Licensee indemnifies Solactive in this respect for any third party claims related to the Licensee’s Investment Products.

§ 9 Remuneration

If applicable:

1.

The Licensee shall pay remuneration in return for calculation, maintenance and dissemination of the Indices from (and including) the Index calculation start date set out in the applicable Order Schedule in accordance with the remuneration schedule set out in the present Section 9 in conjunction with the applicable Order Schedule plus value added tax at the applicable statutory rate as provided for in § 10 below. For the purposes of determining the remuneration, it does not matter whether the transactions are private placements or OTC which do not have an ISIN.

2.	In case of inflation in Europe, the fix remuneration will be adjusted annually depending on the 12 months average performance of the Harmonized Index of Consumer Prices (HICP) – All items of the Euro area, published by Eurostat on a monthly basis on their website: http://epp.eurostat.ec.europa.eu/portal/page/portal/hicp/data/main_tables. The relevant month will be November which is published by Eurostat in December of each year.

3.	If agreed between the Parties, regular reporting to Solactive on the financial instruments issued will be necessary so that the remuneration can be calculated and billed.

The issues shall be reported quarterly by the seventh trading day (according to the trading calendar of the Stuttgart Stock Exchange) of the month following a quarter’s end (“Reporting Deadline”).

If the remuneration for an index is calculated on the basis of the average assets under management, the average assets under management must be reported as well as the frame data of the financial instruments which refer to the corresponding Index.

4.	The agreed fixed remuneration will be charged annually in advance. In case a security has not been outstanding over an entire month, the remuneration is reduced respectively.

5.	The agreed variable remuneration will be charged per calendar quarter. Remuneration will be due for each calendar month for each Index. This remuneration shall be the product of

a)	the average assets under management of a financial instrument issued on the basis of the respective Index during the month and

b)	the remuneration per annum shown in the applicable Order Schedule in basis points divided by 12.

In case a security has not been outstanding over an entire month, the remuneration is reduced respectively.

Variable remuneration will be charged to the Licensee as soon as the data has been reported and evaluated.

If the regular Reporting Deadline has expired and the Licensee has not submitted the outstanding report to Solactive by the end of the next reporting deadline following the expired reporting deadline despite having been sent a reminder, Solactive may make a provisional estimate of the remuneration due at its due discretion using suitable criteria (such as data reported for the previous months) and charge this to the Licensee as an advance on the actual amount due. This shall have no effect on the right to terminate without notice.

6.	If applicable, the Licensee shall pay remuneration to Solactive in the amount of an agreed fixed annual amount set out in the applicable Order Schedule in return for the licenses granted by Solactive hereunder, and Solactive’s calculation, maintenance and dissemination of the Indices and performance of its other obligations hereunder. Solactive shall issue an invoice annually in advance for such fixed remuneration due. Any such invoices shall be due within 30 days of Licensee’s receipt. If the Licensee has not rendered payment within 30 days of receiving the invoice, default interest of five percentage points per annum above the respective base interest rate as announced by the Deutsche Bundesbank in the Federal Gazette shall be due calculated as of delivery of the invoice, and Solactive is entitled to claim a lump sum amounting to 40 Euro. This shall have no effect on Solactive’ right to reimbursement of any default loss over and above this.

7.	The Parties agree that there shall be no entitlement to remuneration over and above that set out in the applicable Order Schedule or to reimbursement of expenses or costs.

§ 10 Taxes

1.	The Licensee shall pay any applicable value-added, sales, goods and services or similar taxes that Solactive might be required to charge and remit. The Licensee shall not be responsible for taxes payable by Solactive, if and to the extent that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by Solactive.

2.	The Licensee shall make all payments to be made by it without deduction of any taxes, unless a tax deduction is required by law. If a tax deduction is required by law to be made by the Licensee, the amount of the payment due from the Licensee shall be increased to an amount which (after making any tax deduction) leaves an amount equal to the payment which would have been due if no tax deduction had been required.

3.	The Parties will reasonably cooperate with each other to determine and minimize their respective tax liabilities. Solactive will cooperate with the Licensee’s reasonable requests for tax-related information and documents.

§ 11 Term of agreement

1.	This agreement takes effect when it has been signed by both Parties.

2.	This agreement shall remain in effect until terminated pursuant to § 12.

§ 12 Termination of agreement

1.	This agreement may be terminated by either Party upon one year’s prior written notice to the other Party.

2.	Each party may also terminate this agreement without notice for good cause. Good cause shall be deemed present, in particular, if the other party to the agreement is in breach of material contractual obligations and if such party does not put an end to the breach within a reasonable deadline set in writing despite a formal warning. Inter alia there is a breach of material contractual obligations if a third party asserts a right with regard to a trade mark which falls under the subject of the agreement. Each Party shall report this to the other Party unrequested.

4.	Instead of terminating the entire agreement for good cause the Parties may also prohibit the calculation of individual Indices by way of partial termination, allowing the rest of the agreement to continue to apply.

5.	Solactive has a special termination right allowing it to terminate this agreement in whole or in part upon no less than thirty (30) days’ prior written notice to the Licensee if the costs in one calendar quarter to Solactive for necessary use of the data of the stock exchanges in connection with calculation of an Index increase to such an extent that they exceed the remuneration received by Solactive pursuant to § 10 in the same period for this Index. Subject to § 8(3) and statutory provisions on statute of limitations, all provisions of this agreement which expressly or by implication are intended to survive its expiration or termination will survive and continue to bind the Parties, including but not limited to the provisions regarding the Parties’ ownership of their respective intellectual property (including trade marks), limitations of liability, indemnification obligations, and Licensee’s exclusive rights hereunder.

6.	Any termination declarations associated with this agreement shall be made in writing.

§ 13 Transfer of Rights and Obligations to a Third Party

At the request of a Party the other Party is obliged to consent to this agreement being transferred to a third party; provided however, that any such third party shall agree in writing to be bound by the terms and conditions of this agreement. The obligation to consent shall not apply if there are cogent reasons associated with the identity of the third party which preclude such consent and if such reasons make it unreasonable to expect the non-transferring Party to consent to such third parties assuming this agreement, even if the interests of the Party requesting the transfer are taken into account.

§ 14 Transfer of Duties to Third Parties

Solactive may use third parties as vicarious agents; provided however, that Solactive shall remain responsible and liable for the acts or omissions of any such third parties. This includes in particular companies which take decisions jointly with Solactive on the composition and amendments to the composition of the Indices. For the avoidance of doubt, the limitations and exclusions of liability as provided for in this agreement are also applicable with regard to such vicarious agents.

§ 15 Confidentiality

1.	The Parties shall use all matters, facts and information concerning the Parties (hereinafter “Confidential Information”) solely for the purposes described in this agreement and shall treat such Confidential Information confidentially unless they are required to disclose it by statute. This applies in particular to the amount of remuneration due under this agreement and to the content of this agreement. The Parties shall impose this confidentiality obligation on any vicarious agents, members of corporate bodies, employees or advisers who are given access to the Confidential Information. In so doing, the Parties shall ensure, to the extent admissible under employment law, that the confidentiality obligation imposed on the employees shall continue to apply in the event that employees leave the services of a party under obligation during the term of this confidentiality obligation. If Confidential Information is disclosed to third parties the other party shall be informed without undue delay.

2.	These confidentiality obligations shall apply for the term of this agreement and for a five-year period after it has ended or after complete fulfilment.

3.	This confidentiality obligation shall not apply to such information which can be proved to have been

a)	known to the recipient prior to communication,

b)	publicly known at the time of communication,

c)	publicly known after its communication without the recipient being responsible for this,

d)	made available to the recipient by a third party by lawful means after communication and without restriction with respect to confidentiality or use,

e)	developed by the recipient independently prior to communication.

§ 16 Contact

Unless otherwise agreed in writing all communications or other notifications under this agreement shall be in English, and addressed as follows:

Solactive:

Solactive AG

Guiollettstr. 54

60325 Frankfurt am Main

Germany

Attn.

Mr Steffen Scheuble

Telephone: +49 69 719 160 20

Fax: +49 69 719 160 25

E-Mail: scheuble@solactive.com

Licensee:

WGC USA Asset Management Company, LLC

685 Third Avenue, Suite 2702

New York, NY 10075

USA

Attn.

Mr. Greg Collett

Telephone: +1 212 317 3843

Fax: +1 212 688 0410

E-mail: Greg.Collett@gold.org

§ 17 Final Provisions

1.	The place of performance and fulfillment is the registered office of Solactive.

2.	This agreement shall be governed by the laws of England and Wales. The sole place of jurisdiction shall be the Courts of England and Wales.

3.	If Licensee receives CUSIPs as part of this agreement, Addendum 3 applies. These terms are mandated by Standard & Poors and may not be altered by Licensee.

4.	If Licensee receives SEDOL codes as part of this agreement, Addendum 4 applies. These terms are mandated by London Stock Exchange and may not be altered by Licensee.

5.	Amendments to the agreement and collateral agreements must be in writing to be valid. This also applies to any agreement waiving or restricting the written form requirement pursuant to sentence 1. No oral collateral agreements have been made.

6.	If an individual provision of this agreement should be or become invalid this shall not affect the validity of the other provisions. The invalid provision shall be replaced by a valid provision which as far as possible shall reflect the economic intent of the invalid provision. The same shall apply if this agreement contains a lacuna. This shall be remedied by a clause which reflects the original intention of the Parties or what they would have intended had they been aware of the lacuna.

7.	This agreement shall be read and construed, in respect of each Index, in conjunction with the relevant Order Schedule. In the case of any discrepancy between an Order Schedule and this agreement, the terms of the Order Schedule will prevail.

8.	The Addenda named in this agreement constitute an integral part of it.

Addendum 1: Order Schedule

Addendum 2: Third-party Service

Addendum 3: CUSIP

Addendum 4: SEDOL

Frankfurt am Main,
/s/ Steffen Scheuble	/s/ Gregory Collett
Solactive AG	WGC USA Asset Management Company, LLC

Date: 5 January 2017	Date: 4 January 2017

Addendum 1 Order Schedule

ORDER SCHEDULE

dated as of 5 January 2017

relating to the Index License Agreement dated as of 5 January 2017 entered into between Solactive AG and WGC USA Asset Management Company, LLC

(“Index License Agreement”).

The terms and conditions of the Index License Agreement are hereby incorporated herein by reference. Therefore, this Order Schedule shall be read and construed in accordance with, the Index License Agreement. Capitalized terms used but not otherwise defined in the present Order Schedule shall have the meanings ascribed to such terms in the Index License Agreement. In the event of a conflict between the terms and conditions set forth in the Index License Agreement and in the present Order Schedule, the terms and conditions set forth in the present Order Schedule shall prevail.

1. List of Indices covered by this Order Schedule and the respective Index calculation start date

No.:	Name of Index	Index calculation start date
1.	GLD® Long USD Gold Index	16 September 2016
2.	Solactive GLD JPY Gold Index (RT)	29 July 2016
3.	Solactive GLD GBP Gold Index (RT)	29 July 2016
4.	Solactive GLD EUR Gold Index (RT)	29 July 2016
5.	Solactive GLD CNH Gold Index (RT)	11 August 2016

2. Trade Marks of Licensee

No.:	Trade Marks	Trade Mark owner	Trade Mark registered in
	GLD	World Gold Trust Services, LLC	U.S. – Reg. No. 3247900

3. Table of remuneration

No.:	Name of Index	remuneration
1.	GLD® Long USD Gold Index

•    10,000 USD p.a. licensing fee plus

•    1,200 USD p.a. publication fee (including Bloomberg) plus

•    5,000 GBP p.a. LBMA fee plus

•    21,504 EUR p.a. WM 9am London time fixings spot + forwards plus

•    17,680 USD one-time for historic WM 9am London time fixing spot + forwards

2.	Solactive GLD JPY Gold Index (RT)	• 10,000 USD p.a. plus • 1,200 USD p.a. publication fee (including Bloomberg)
3.	Solactive GLD GBP Gold Index (RT)	• 10,000 USD p.a. plus • 1,200 USD p.a. publication fee (including Bloomberg)
4.	Solactive GLD EUR Gold Index (RT)	• 10,000 USD p.a. plus • 1,200 USD p.a. publication fee (including Bloomberg)
5.	Solactive GLD CNH Gold Index (RT)	• 10,000 USD p.a. plus • 1,200 USD p.a. publication fee (including Bloomberg)

4. Special Term

Licensee will receive the WM/Reuters 9am UK Spot and Forward rates (“Information”), and the calculation of the GLD® Long USD Gold Index (hereinafter referred to in this subsection 4 as “Index”) will be based partly on this information. In that context, Licensee accepts to be bound by the following provision: The Information is being provided as part of and in connection the Index and solely in relation to the subscription of that Index and for no other independent purpose and that, without prejudice to the generality of this statement, Licensee is prohibited from re-distributing the Information independently and separately from the Index.

Sign for and on behalf of Solactive AG	Sign for and on behalf of WGC USA Asset Management Company, LLC

Frankfurt am Main, XXXX	XXXX, /s/ Gregory Collett

/s/ Steffen Scheuble Steffen Scheuble	Gregory S. Collett, VP

Addendum 2

For the purposes of this agreement Third-party Service Providers means the entity or entities listed below:

•	State Street as the ETF marketing agent,

•	BNY Mellon as the ETF administrator, transfer agent and cash custodian,

•	HSBC Bank plc as the ETF gold custodian,

•	Merrill Lynch International as the gold delivery provider,

•	Delaware Trust Company as the ETF trustee

•	NYSE Arca as the listing exchange,

And successors and assigns of each of the foregoing; and similar reputable third parties providing similar services.

Addendum 3 CUSIP

Licensee agrees that for the duration of this agreement and any license granted hereunder, it shall comply with the following terms:

a)	Licensee agrees and acknowledges that the CUSIP Database and the information contained therein is and shall remain valuable intellectual property owned by, or licensed to, Standard & Poor’s CUSIP Service Bureau (“CSB”) and the American Bankers Association (“ABA”), and that no proprietary rights are being transferred to Licensee in such materials or in any of the information contained therein. Any use by Licensee outside of the clearing and settlement of transactions requires a license from the CSB, along with an associated fee based on usage. Licensee agrees that misappropriation or misuse of such materials will cause serious damage to CSB and ABA and that in such event money damages may not constitute sufficient compensation to CSB and ABA; consequently, Licensee agrees that in the event of any misappropriation or misuse, CSB and ABA shall have the right to obtain injunctive relief in addition to any other legal or financial remedies to which CSB and ABA may be entitled;

b)	Licensee agrees that Licensee shall not publish or distribute in any medium the CUSIP Database or any information contained therein or summaries or subsets thereof to any person or entity except in connection with the normal clearing and settlement of security transactions. Licensee further agrees that the use of CUSIP numbers and descriptions is not intended to create or maintain, and does not serve the purpose of the creation or maintenance of, a master file or database of CUSIP descriptions or numbers for itself or any third party recipient of such service and is not intended to create and does not serve in any way as a substitute for the CUSIP MASTER TAPE, PRINT, DB, INTERNET, ELECTRONIC, CD-ROM Services and/or any other future services developed by the CSB; and

c)	NEITHER CSB, ABA NOR ANY OF THEIR AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY OF THE INFORMATION CONTAINED IN THE CUSIP DATABASE. ALL SUCH MATERIALS ARE PROVIDED TO LICENSEE ON AN “AS IS” BASIS, WITHOUT ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE NOR WITH RESPECT TO THE RESULTS WHICH MAY BE OBTAINED FROM THE USE OF SUCH MATERIALS. NEITHER CSB, ABA NOR THEIR AFFILIATES SHALL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ERRORS OR OMISSIONS NOR SHALL THEY BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE LIABILITY OF CSB, ABA OR ANY OF THEIR AFFILIATES PURSUANT TO ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE EXCEED THE FEE PAID BY LICENSEE FOR ACCESS TO SUCH MATERIALS IN THE MONTH IN WHICH SUCH CAUSE OF ACTION IS ALLEGED TO HAVE ARISEN. FURTHERMORE, CSB AND ABA SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR DELAYS OR FAILURES DUE TO CIRCUMSTANCES BEYOND THEIR CONTROL.

Licensee agrees that the foregoing terms and conditions shall survive any termination of its right of access to the materials identified above.

ISIN Data. Licensee agrees that for the duration of this agreement and any perpetual license granted hereunder, it shall comply with the following terms: Licensee shall have an appropriate license as necessary to obtain the applicable ISIN data. “ISIN” means International Securities Identifying Number.

Addendum 4 SEDOL

Licensee agrees that for the duration of this agreement and any license granted hereunder, it shall comply with the following terms:

Licensee may not reproduce and/or extract or re-distribute SEDOLs other than with the London Stock Exchange´s prior written consent. Solactive will advise London Stock Exchange if it becomes aware of any breach of that prohibition by Licensee.

Licensee is responsible of obtaining the relevant licenses for reproduction and / or extraction or redistribution of the SEDOL codes contained within the files provided by Solactive AG to Licensee.